Exhibit 10.43

Friedhelm Blobel, Ph.D.
President and CEO

 (650) 358-3456

CONFIDENTIAL

September 30, 2016

Mr. Carey Chern

950 Tower Lane, Suite 900

Foster City, CA 94404

Dear Carey,

I am pleased to offer you a position with SciClone Pharmaceuticals, Inc. (the “Company”) as its General Counsel reporting to me, President and Chief Executive Officer of SciClone Pharmaceuticals, Inc.  The position will be based out of our offices located at 950 Tower Lane, Suite 900 in Foster City, California. Your start date will be October 24, 2016.

If you decide to join us, you will receive a monthly salary of $29,166.66 (twenty nine thousand one hundred sixty six and sixty six cents) less applicable withholding (annualized base salary of $350,000.00) which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. As an employee, you will be eligible to participate in the Company’s annual bonus program, under which you will have an annual bonus opportunity targeted at 40% of your then current annual base salary and which will be earned based on your achievement of business objectives as established by the Company’s President and Chief Executive Officer in accordance with the terms of the bonus program.  Such bonus, if earned, shall be paid not later than the date that is two and one-half months following the close of the year in which such bonus is earned.

SciClone will provide a sign-on bonus in the amount of $20,000 less applicable withholdings.  The sign-on bonus will be advanced to you after your first month of employment.  However, in the event that you voluntarily end your employment relationship prior to at least 12 months of service with the Company, you promise and agree to repay the Company the full amount of the sign-on bonus on your resignation date.

As a full-time employee, you and your eligible dependents are also eligible to participate in the Company’s employee benefits plans and receive benefits subject to the conditions of those plans; such benefits currently include health, dental, life and vision insurance. You are also eligible to participate in the Company’s 401(k) plan.  In addition, you will be covered under the Company’s long-term and short-term disability plans as well as its group-term life insurance plan.  You are eligible to earn paid-time off (PTO) of up to 25 days (200 hours) per calendar year, which is earned ratably semi-monthly.  You are also eligible to participate in SciClone’s Employee Stock Purchase Plan (”ESPP”).  You should note that the Company may modify your salary and the benefits it provides from time to time as it deems necessary.

Mr. Carey Chern

September 30, 2016

In addition, if you decide to join us, it will be recommended at the next meeting of the Company’s Board of Directors (the “Board”) that the Company grant you an option to purchase 80,000 shares of the Company’s  common stock at a price per share equal to the fair market value per share of the Company’s common stock on the first day of your employment or the date of grant, as determined by the Board.   Of the time-based shares, and subject to your continued employment, twenty-five percent (25%) of the option shares shall initially vest (become exercisable) on the first anniversary of your employment start date (and no shares shall vest before such date) and the remaining shares shall vest monthly over the next thirty-six (36) months in substantially equal monthly amounts.  In addition, you will be granted 30,000 time-based Restricted Stock Units (RSU’s) vesting 25% at each of the one, two, three and four year anniversary or the first open trading window after such anniversary.  The option shares and RSU’s shall be subject to the terms and conditions of the Company’s stock option plan and an appropriate form of stock option agreement, which you will be required to sign as a condition of receiving any option.  Over time, additional stock option grants may be made available in the sole discretion of the Board.

In addition, it will be recommended that the Board approve an Employee Retention Agreement as well as an Indemnity agreement.

The Company intends that income provided to you pursuant to this Agreement will not be subject to taxation under Section 409A of the Code.  The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code.  However, the Company does not guarantee any particular tax effect for income provided to you pursuant to this Agreement.  In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to you, the Company shall not be responsible for the payment of any applicable taxes incurred by you on compensation paid or provided to you pursuant to this Agreement.

Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (a) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (b) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

SciClone Pharmaceuticals, Inc.

950 Tower Lane, Suite 900      Foster City, CA  94404    Tel: (650) 358-3456    Fax: (650) 358-3469

Mr. Carey Chern

September 30, 2016

We look forward to a mutually beneficial relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason.   Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two (2) weeks’ notice.

Your job offer and employment, is contingent upon the clearance of reference and background checks satisfactory to the Company.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

In the event of any dispute or claim between you and the Company, including any claim relating to or arising out of your employment relationship with the Company, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, national origin, disability or other discrimination or harassment), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org.  The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction.  The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based.  By executing this letter, you and the Company are both waiving the right to a jury trial with respect to any such disputes.  The Company shall bear the costs of the arbitrator, forum and filing fees.  Each party shall bear its own respective attorney fees and all other costs, unless otherwise provided by law and awarded by the arbitrator.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company, you will not in any way utilize any such information.

SciClone Pharmaceuticals, Inc.

950 Tower Lane, Suite 900      Foster City, CA  94404    Tel: (650) 358-3456    Fax: (650) 358-3469

Mr. Carey Chern

September 30, 2016

As with all of our employees, your employment is also subject to our general employment policies, many of which are described in our Employee Handbook. As a Company employee, you will be expected to abide by Company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which are included in the Company Handbook.

As a condition of your employment, you will also be required to sign and comply with SciClone’s Confidential Disclosure Agreement (CDA) which is attached hereto as Exhibit B.

Carey, we are excited about the prospect of having you join the SciClone team and look forward to a mutually productive and successful relationship.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below as well as Exhibit A. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment shall be subject to mutual agreement, but in no event will it be later than October 24, 2016.  This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to any representations made during your interviews, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company President and you. This offer of employment will terminate if it is not accepted, signed and returned by October 10, 2016.

We look forward to your favorable reply and to working with you at SciClone.

hel

Sincerely,

/s/ Friedhelm Blobel

Friedhelm Blobel, Ph.D.
President & Chief Executive Officer

AGREED TO AND ACCEPTED:

Signature:	/s/ Carey Chern
Name:	Carey Chern
Date:	October 2, 2016

SciClone Pharmaceuticals, Inc.

950 Tower Lane, Suite 900      Foster City, CA  94404    Tel: (650) 358-3456    Fax: (650) 358-3469

Mr. Carey Chern

September 30, 2016

Exhibit A

ROLES AND RESPONSIBILITIES OF GENERAL COUNSEL

Purpose: The General Counsel will be primarily responsible for managing the legal and business affairs of the company internationally, as well as overseeing the Compliance function.

•	Manage all facets of the Company's legal needs
•	Structuring, negotiating and documenting a wide variety of agreements
•	Advise and work alongside executives in the company in all key functions including Finance, Human Resources, Business Development, Sales and Marketing, Manufacturing and Research and Development
•	Assist with oversight of various corporate compliance policies and practices, including attending regular Compliance Committee meetings
•	Assess litigation risks and provide advice to reduce risk and maximize legal rights
•	Provide corporate governance advice and apply governance knowledge to business issues
•	Develop solutions to complex legal matters
•	Oversee compliance with all legal obligations of the company
•	Participate in the preparation of draft board agendas, minutes, consents and resolutions
•	Oversee trademark and other intellectual property portfolio
•	Oversee all litigation as needed
•	Supervise more junior staff members
•	Participate in, or oversee, compliance with U.S. Securities and Exchange Commission and other public disclosure obligations
•	Coordinate assistance to the Company from outside legal counsel
•	Any other duties that may be assigned by the Company from time to time
•	Secretary of the Company including Board secretary

SciClone Pharmaceuticals, Inc.

950 Tower Lane, Suite 900      Foster City, CA  94404    Tel: (650) 358-3456    Fax: (650) 358-3469